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                                                                   Exhibit 3.2

                 CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF
                INCORPORATION OF MASADA SECURITY HOLDINGS, INC.

         Masada Security Holdings, Inc., a corporation organized and existing under and by virtue of the Delaware General Corporation Law,

DOES HEREBY CERTIFY:

         That Masada Security Holdings, Inc. was originally incorporated under the name Masada Security, Inc., and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of Delaware on January 28, 1993;

         That the Board of Directors of Masada Security Holdings, Inc., by unanimous written consent, duly adopted resolutions which would further amend the provisions of the Certificate of Incorporation of the corporation, declaring that adoption of said amendment to be advisable and in the best interest of said corporation, and declaring that said amendment be considered by the stockholders of said corporation at a meeting of stockholders of said corporation called for that purpose;

         That the stockholders of Masada Security Holdings, Inc., by unanimous written consent, adopted and approved said amendment in accordance with the provisions of Section 228 of the Delaware General Corporation Law;

         That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law;

         That the capital of Masada Security Holdings, Inc. shall not be reduced under or by reason of said amendment;

         That Article 4(a) of the Certificate of Incorporation of Masada Security Holdings, Inc., as amended, is hereby further amended to read in its entirety as follows:

                 (a) Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 2,879,090 shares, consisting of 1,958,947 shares of Common Stock, par value $.01 per share (the "Common Stock"), and 920,143 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock").
         The Common Stock herein authorized shall be divided into three classes as follows: 333,500 shares of Class A Common Stock; 1,078,572 shares of Class B Common Stock; and 546,875 shares of Class C Common Stock. The Preferred Stock herein authorized shall be divided into three classes as follows: 75,700 shares of Class A Preferred Stock; 358,332 shares of Class B Convertible Preferred Stock; and 486,111 shares of Class C Convertible Preferred Stock (the Class B Convertible Preferred Stock and the Class C Convertible Preferred Stock are hereinafter collectively referred to as the "Convertible Preferred Stock").


         IN WITNESS WHEREOF, Masada Security Holdings, Inc. has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by its President and attested to by its Secretary on this the 30th day of September, 1996.



                                           --------------------------------
                                           Terry W. Johnson, President
Attest:


--------------------------------
Cathy Antee, Secretary